Exhibit 16.1

October 28, 2020

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	SINO-GLOBAL SHIPPING AMERICA, LTD.
File No. 001-34024

Commissioners:

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Sino-Global Shipping America, Ltd.to be filed with the Securities and Exchange Commission on or about October 28, 2020. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

/s/ Friedman LLP

New York, New York